SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                BRITESMILE, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

         Utah                                                   87-0410364
--------------------------                                    --------------
(State of incorporation or                                   (I.R.S. Employer
organization)                                                Identification No.)


                              490 North Wiget Lane
                             Walnut Creek, CA 94598
                    -----------------------------------------
               (Address of principal executive offices) (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                         Name of each exchange on which
      to be so registered                         each class is to be registered

      None                                               Not applicable



If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this Form relates:
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.001 per share
                    ----------------------------------------
                                (Title of Class)







                                BRITESMILE, INC.

Item 1.           Description of Registrant's Securities to be Registered

                  This registration relates to the Registrant's class of Common Stock, par value $.001 per share (the "Common Stock").

                  The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $.001 per share. As of the date of this filing there are 23,650,635 shares issued and outstanding. Holders of the Common Stock are entitled to one vote for each share held of record on matters submitted to a vote of stockholders. Each share is entitled to share pro rata in dividends and distributions with respect to the shares when, as, and if declared by the Board of Directors from funds legally available therefor.

                   The Articles of Incorporation of the Company do not grant any shareholder of the Company preemptive rights to subscribe for any of the Company's securities.

                  Upon dissolution, liquidation or winding up of the Company, the assets will be divided pro rata on a share-for-share basis among the holders of the Common Stock, subject to the rights of creditors. The outstanding shares of the Company's Common Stock are fully paid and nonassessable.

                  The stockholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so; in such event, the holders of the remaining shares voting for the election of the directors will be unable to elect any person or persons to the Board of Directors.

Item 2.           Exhibits

                  1. Registrant's Articles of Incorporation, as amended to date (incorporated by reference to Exhibit 3.05 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999).

                  2. Registrant's Bylaws, as amended to date (incorporated by reference to Exhibit 3.02 of the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996, as amended on July, 23 1999 pursuant to an Amendment to Bylaws incorporated by reference to Exhibit 3.03 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30,
1999).

                                   SIGNATURES

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                     BRITESMILE, INC.


                                                        /S/ Paul A. Boyer
                                                      --------------------------
                                                      Paul A. Boyer
                                                      Chief Financial Officer

Date: April 3, 2000